Exhibit 4.1
AMENDMENT NO. 4 TO THE
STOCKHOLDER RIGHTS AGREEMENT
          The Stockholder Rights Agreement (the “Agreement”), made and entered into as of July 13, 2004, by and between The Greenbrier Companies, Inc., an Oregon corporation (the “Company”), and Computershare Trust Co., N.A. (formerly EquiServe Trust Company, N.A.), a national banking association, organized and existing under the laws of the United States (the “Rights Agent”), as amended by Amendment No. 1 to Rights Agreement, dated as of November 9, 2004, Amendment No. 2, dated as of February 5, 2005, and Amendment No. 3, dated as June 10, 2009 (collectively, the “Agreement”), is hereby amended by this Amendment No. 4 to the Stockholder Rights Agreement, dated as of March 29, 2011 (the “Amendment”). Capitalized terms not otherwise defined herein shall have the meanings assigned to those terms as set forth in the Agreement.
          WHEREAS, pursuant to Section 27 of the Agreement the Company may, prior to the Distribution Date, supplement or amend the Agreement without the approval of any holders of Rights or Common Shares to make any provisions with respect to the Rights which the Board of Directors of the Company may deem necessary or desirable.
          WHEREAS, as of the date of this Amendment, a Distribution Date has not occurred.
          NOW, THEREFORE, the parties agree as follows:
1.	Sections 1(c)(ii), (iii) and the last paragraph of Section 1(c) of the Agreement are hereby amended and restated in their entirety as follows:
(c) (ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both) pursuant to any agreement, arrangement or understanding (other than customary agreements, arrangements and understandings with underwriters and/or initial purchasers and customary agreements, arrangements and understandings between underwriters and selling group members, in each case with respect to a bona fide public offering of securities or private offering of securities contemplating resales under Rule 144A under the Securities Act of 1933, as amended), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote, alone or in concert with others, pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (B) if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy given to such Person or any of such Person’s Affiliates or Associates in response to a public proxy solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements, arrangements and understandings with underwriters and/or initial purchasers and customary agreements, arrangements and understandings between underwriters and selling group members, in each case with respect to a bona fide public offering of securities or private offering of securities contemplating resales under Rule 144A under the Securities Act of 1933, as amended) for the purpose of acquiring, holding, voting (other than voting pursuant to a revocable proxy as described in the proviso to Section l(c)(ii)(B)) or disposing of any securities of the Company.
Notwithstanding the foregoing, for purposes of this Agreement, neither Alan James nor William A. Furman shall be deemed to be the Beneficial Owner of any Common Shares owned by the other solely by virtue of the restrictions on transfer and buy-sell provisions contained in Section 5 of that certain Stockholders’ Agreement between Alan James and William A. Furman dated July 1, 1994 (as amended). Notwithstanding the foregoing, for purposes of this Agreement, no underwriter or initial purchaser shall be deemed to be the Beneficial Owner of any Common Shares by reason of acting as an underwriter or initial purchaser of Common Shares or securities convertible into Common Shares in connection with a bona fide public offering or private offering contemplating resales under Rule 144A under the Securities Act of 1933, as amended.
2.	Excecpt as amended hereby, all other terms of the Agreement, as amended prior to the date hereof, shall remain in full force and effect.
3.	This Amendment may be executed in counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its duly authorized officers, all as of the date and year first written above.

THE GREENBRIER COMPANIES, INC.	COMPUTERSHARE TRUST COMPANY, N.A.

By: Name:	/s/ Martin R. Baker Martin R. Baker	By: Name:	/s/ Dennis V. Moccia Dennis V. Moccia
Its:	Senior Vice President, General Counsel and Chief Compliance Officer	Its:	Manager Contract Administration

Date:	March 29, 2011	Date:	March 29, 2011